Exhibit 21.1

List of Subsidiaries

Subsidiaries	Place of Incorporation	Percentage Ownership
Muliang Agricultural Limited	Hong Kong, People’s Republic of China	100%
Viagoo Pte Ltd.	Singapore	100%
Shanghai Mufeng Investment Consulting Co., Ltd.	People’s Republic of China	100%

Consolidated Variable Interest Entity (“VIE”)	Place of Incorp oration	Percentage Ownership
Shanghai Muliang Industry Co., Ltd.	People’s Republic of China	Contractual Relationship

Subsidiaries of Consolidated VIE	Place of Incorporation	Percentage Ownership
Shanghai Zongbao Environmental Construction Co., Ltd.	People’s Republic of China	100% owned by VIE
Shanghai Zongbao Environmental Construction Co., Ltd. Cangzhou Branch	People’s Republic of China	100% owned by VIE
Shanghai Muliang Agritech Development Co., Ltd.	People’s Republic of China	60% owned by VIE
Weihai Fukang Bio-Fertilizer Co., Ltd.	People’s Republic of China	99.9% owned by VIE
Shanghai Muliang Agricultural Sales Co., Ltd.	People’s Republic of China	100% owned by VIE
Zhonglian Huinong (Beijing) Technology Co., Ltd.	People’s Republic of China	65% owned by VIE
Yunnan Muliang Animal Husbandry Development Co.,Ltd.	People’s Republic of China	80% owned by VIE